CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, which includes an explanatory paragraph relating to the restatement of the 1998 and 1997 financial statements, dated December 22, 1998, except for the last paragraph of Note 1, as to which the date is October 5, 1999, relating to the consolidated financial statements which appears in Covol Technologies, Inc.'s Annual Report on Form 10-K/A for the year ended September 30, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PRICEWATERHOUSECOOPERS LLP



Salt Lake City, Utah
October 19, 1999